MIRION TECHNOLOGIES, INC.

Amended and Restated Non-Employee Director Compensation Program

6 June 2023

The Board of Directors (the “Board”) of Mirion Technologies, Inc. (the “Company” approved the following director compensation program (this “Program”) for Non-Employee Directors of the Company. For purposes of this Program, a “Non-Employee Director” is a director who has not served as an employee or executive officer of the Company or its affiliates or otherwise provided services to the Company or its affiliates in a capacity other than as a director at any time during the preceding year.

1.
Purpose. This Program is designed to attract and retain experienced, talented individuals to serve on the Board. The Board, or a duly authorized committee thereof, will generally review director compensation on an annual basis. This Program, as it may be amended from time to time, may take into account the time commitment expected of Non-Employee Directors, best practices in board member compensation, the economic position of the Company, broader economic conditions, market rates of board member compensation, historical compensation structure, the advice of the compensation consultant that the Compensation Committee or the Board may retain from time to time, and the potential dilutive effect of equity awards on our stockholders. Under this Program, Non-Employee Directors receive cash and equity compensation to recognize their day to day contributions, recognizing the level of responsibility as well as the necessary time commitment involved in serving in a leadership role and/or on committees. Consistent with our philosophy on executive compensation, we believe that stock ownership by Non-Employee Directors provides an incentive to act to maximize long-term stockholder value instead of short-term gain. Further, we believe that stock-based awards are essential to attracting and retaining talented Board members.

2. Cash Compensation. Each Non-Employee Director will be entitled to receive the following cash compensation (collectively, each Non-Employee Director’s “Cash Fee”):

a.All Non-Employee Directors. Each Non-Employee Director will be entitled to receive annual cash compensation in an amount equal to $ 76,500, accruing and payable on a quarterly basis at the end of each calendar quarter of service, as an annual retainer for his or her Board service.

b.Audit Committee Chair. In addition to the compensation provided under any other provision of this Program, the chairperson of the Audit Committee will be entitled to receive annual cash compensation in an amount equal to $10,000 accruing and payable on a quarterly basis at the end of each calendar quarter of service, as an annual retainer for his or her service as chairperson of the Audit Committee

c.Compensation Committee Chair. In addition to the compensation provided under any other provision of this Program, the chairperson of the Compensation Committee will be entitled to receive annual cash compensation in an amount equal to $10,000 accruing and payable on a quarterly basis at the end of each calendar quarter of service, as an annual retainer for his or her service as chairperson of the Compensation Committee.

d.Nominating and Corporate Governance Committee Chair. In addition to the compensation provided under any other provision of this Program, the chairperson of the Nominating and Corporate Governance Committee will be entitled to receive annual cash compensation in an amount equal to $10,000 accruing and payable on a quarterly basis at the end of each calendar quarter of service, as an annual retainer for his or her service as chairperson of the Nominating and Corporate Governance Committee.

e.Lead Independent Director. In addition to the compensation provided under any other provision of this Program, the Lead Independent Director of the Board will be entitled to receive annual cash compensation in an amount equal to $25,000 accruing and payable on a quarterly basis at the end of each calendar quarter of service, as an annual retainer for his or her service as Lead Independent Director of the Board.

In the event a Non-Employee Director does not serve as a Non-Employee Director, or in any of the applicable positions described above, for an entire calendar quarter, the Cash Fee paid to such Non-Employee Director shall be pro-rated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such other position, as applicable.

3.
Equity Compensation. Each Non-Employee Director will receive the following equity awards under the Company Omnibus Incentive Plan (the “Plan”) as consideration for service on the Board. Each equity award granted under this Program (an “Award Agreement”) will be made in accordance with the Plan and will individually be approved by the Board or the Compensation Committee. Vesting of all equity awards granted under this Program will be as specified in the Award Agreement and will be subject to the Company’s standard form of Award Agreement, as most recently adopted by the Board or Compensation Committee for use under this Program.

a.
Annual Equity Awards. Each year, the Board or Compensation Committee will grant each continuing Non-Employee Director Restricted Stock Units (“RSUs”) with a grant date fair market value of $ 93,500 which will vest quarterly and will be fully vested on the first anniversary of the grant date, subject to the Non-Employee Director’s continued service through each such vesting date. Such annual equity awards will ordinarily be approved in conjunction with the annual stockholder meeting.

b.
Initial Equity Award. If a new Non-Employee Director is elected or appointed to the Board at a time other than at the annual stockholder meeting, then the Board or Compensation Committee will grant the new Non-Employee Director an award of RSUs equal to the product of $93,500 and a fraction with (i) a numerator equal to the number of days between the date of the Director’s initial election or appointment to the Board and the date which is the first anniversary of the date of the most recent annual stockholder meeting occurring before the new Non-Employee Director is elected or appointed to the Board, and (ii) a denominator equal to 365.

4.
Equity Compensation in Lieu of Cash Fee. Each Non-Employee Director may elect to receive all of his or her Cash Fee in the form of shares of the Company’s Class A common stock (“Shares”) granted under the Plan. The receipt of Shares in lieu of cash is subject to the Company’s receipt of the applicable Non-Employee Director’s prior written election pursuant to an election form, as follows:

a.If a Cash Fee is elected to be payable in Shares (the “Stock Fee”), the applicable Non-Employee Director will receive his or her Stock Fee (each installment, a “Quarterly Stock Fee”), on the last day of each of the four calendar quarters immediately following the date of the most recent annual meeting of the Company’s stockholders for the period in respect of which the Cash Fee would otherwise be payable (or for a Non-Employee Director who commences service with the Company at any time after the most recent annual meeting of the Company’s shareholders, on the last day of each partial and full calendar quarter since such service with the Company commenced and in respect of which the Cash Fee would be payable) (each such date, a “Stock Fee Grant Date”). For the avoidance of doubt, Stock Fees elected with respect to the first two quarters of 2022 will be awarded on March 31, 2022 and June 30, 2022.

b.The number of Shares subject to a Quarterly Stock Fee shall be calculated by dividing (A) the amount of the applicable Cash Fee that would otherwise have been paid in respect of the applicable calendar quarter by (B) the closing price of a Share on the day immediately prior to the Stock Fee Grant Date, rounding [down] to the nearest whole Share. In the event that a Non-Employee Director does not serve as a Non-Employee Director, or in any of the applicable positions described above, for an entire calendar quarter, the number of Shares subject to the Quarterly Stock Fee to be awarded to such Non-Employee Director in respect of such calendar quarter shall be pro-rated for the portion of such calendar quarter actually served as a Non-Employee Director in the same manner as the applicable Cash Fee would be pro-rated for such period.

c.All elections by Non-Employee Directors between receiving a Cash Fee and Shares may only be made at a time (i) that is within any period commencing on the second business day following the publication of an earnings release from the Company with respect to the preceding fiscal period and ending on the 14th calendar day of the last month of the then current fiscal quarter and (ii) that the Non-Employee Directors are not otherwise restricted from trading by the Company’s insider trading policy. In addition, elections must be made by no later than the date of the next scheduled annual meeting of the Company’s stockholders; except that an initial election may be made within thirty (30) days of the date on which an individual becomes initially eligible to participate in this program. Notwithstanding the foregoing, in respect of the calendar quarters ending on March 31, 2022 and June 30, 2022, respectively, elections between receiving a Cash Fee and Shares for service during such calendar quarters must be made by December 14, 2021. In the absence of a timely election to receive his or her Cash Fee in the form of Shares, the Board member will receive applicable fees in cash in accordance with Section 2 above.

d.Elections shall be irrevocable after the applicable deadline, and any election to receive the Cash Fee in the form of Shares must be as to the entire amount of the Cash Fee, with no partial elections between the two forms of payment.

e.Elections shall be effective solely as to Cash Fees payable during the period commencing immediately following the next annual meeting of the Company’s stockholders and ending on the date of the subsequent annual meeting of the Company’s stockholders.

Expenses. The Company will reimburse Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board meetings, in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.